Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

CORBUS PHARMACEUTICALS, INC.

for

BLOCKING HUMANIZED ANTIBODIES TO INTEGRIN AVB8

(UC Case No. SF2020-148)

TABLE OF CONTENTS

Article No.	Title	Page

BACKGROUND		1
1.	DEFINITIONS	2
2.	GRANT	6
3.	SUBLICENSES	7
4.	PAYMENT TERMS	9
5.	LICENSE ISSUE FEE	9
6.	LICENSE MAINTENANCE FEE	9
7.	PAYMENTS ON SUBLICENSES	10
8.	EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES	10
9.	MILESTONE PAYMENTS	11
10.	TRANSFER FEES	12
11.	DUE DILIGENCE	13
12.	PROGRESS AND ROYALTY REPORTS	14
13.	BOOKS AND RECORDS	15
14.	LIFE OF THE AGREEMENT	15
15.	TERMINATION	16
16.	USE OF NAMES AND TRADEMARKS	17
17.	LIMITED WARRANTY	18
18.	LIMITATION OF LIABILITY	19
19.	PATENT PROSECUTION AND MAINTENANCE	19
20.	PATENT MARKING	20
21.	PATENT INFRINGEMENT	21
22.	INDEMNIFICATION	22
23.	NOTICES	24
24.	ASSIGNABILITY	25
25.	FORCE MAJEURE	26
26.	GOVERNING LAWS; VENUE	26
27.	GOVERNMENT APPROVAL OR REGISTRATION	26
28.	COMPLIANCE WITH LAWS	26
29.	CONFIDENTIALITY	27
30.	MISCELLANEOUS	28
APPENDIX A: CONSENT TO SUBSTITUTION OF PARTY		31

EXCLUSIVE LICENSE AGREEMENT

for

BLOCKING HUMANIZED ANTIBODIES TO INTEGRIN AVB8

This exclusive license agreement (“Agreement”) is made effective this 26th day of May, 2021 (“Effective Date”), by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143 and Corbus Pharmaceuticals, Inc., a Delaware corporation, having a principal place of business 500 River Ridge Drive, Norwood, Massachusetts 02062 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as “Blocking humanized antibodies to integrin avB8” (UC Case No. SF2020-148) (“Invention”), were made in the course of research at UCSF by Stephen Nishimura, Anthony Cormier, Saburo Ito, Jianlong Lou, James Marks, Yifan Cheng and Melody Campbell (collectively, the “Inventors”) and are claimed in Patent Rights as defined below. At the time of the Invention, Yifan Cheng was an employee of the Howard Hughes Medical Institute (“HHMI”), as well as a member of the UCSF faculty.

B. The development of the Invention was sponsored in part by the National Institutes of Health and, as a consequence, this license is subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world.

C. HHMI assigned all of its rights in the Invention to The Regents under the terms of the inter-institutional agreement with HHMI having UC Control No. 2014-18-0117 (“HHMI Inter-institutional Agreement”), and accordingly, The Regents has the authority to license the entire interest in the Invention and any patent rights claiming the Invention. Under the terms of the HHMI Inter-institutional Agreement, HHMI has reserved a nonexclusive, fully paid-up, irrevocable worldwide license to exercise any intellectual property rights with respect to such Invention for research purposes, with the right to sublicense to non-profit and governmental entities (“HHMI Research Use License”).

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D. The Licensee and The Regents have executed a Mutual Confidential Disclosure Agreement (UC Control No. 2021-20-0338) with an effective date of February 12, 2021 (the “CDA”).

E. The scope of rights granted by The Regents is intended to extend to the scope of the patents and patent applications in Patent Rights, but only to the extent that The Regents has proprietary rights in and to the Valid Claims of such Patent Rights.

F. Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

G. The Licensee is a “small business firm” as defined in 15 U.S.C. §632.

H. The Licensee acknowledges that: (i) consideration for Technology Rights is due to early access; (ii) some of the technology in Technology Rights may become public without a decrease in consideration due to The Regents under this Agreement; and (iii) while the Licensee is subject to restriction in dissemination of technology in Technology Rights, The Regents may make such technology available to others without restriction.

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The parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

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1.2 “Field of Use” means any and all therapeutic uses.

1.3 “Licensed Method” means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.4 “Licensed Product(s)” means any product, including, without limitation, a product for use or used in practicing a Licensed Method and any product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.5 “Licensed Service(s)” means any service provided for consideration (whether in cash or any other form), when such service (i) involves the use of a Licensed Product; (ii) involves the practice of a Licensed Method; or (iii) involves the use of Technology Rights or Original Materials.

1.6 “Net Sales” means the total amount invoiced (including fair market value of any non-cash consideration) by Licensee or by any Affiliate or Sublicensee on account of Sales of Licensed Product or Licensed Services, after deduction of all the following in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) to the extent applicable to such Sales:

1.6.1	trade, quantity and cash discounts or rebates, actually allowed or taken;

1.6.2	allowances or credits given for rejection or for return of previously sold Licensed Product or outdated or recalled Licensed Product, or for billing errors or price adjustments;

1.6.3	any tax or other governmental charge (including without limitation custom surcharges) borne by and not reimbursed to the Licensee other than income tax levied on the Sale, transportation or delivery of Licensed Product,

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1.6.4	any charges for packing, handling, freight, insurance, transportation and duty charges borne by the seller;

1.6.5	retroactive price reductions, charge-back payments and rebates granted to any non-related party (including government entities, purchase organizations, distributors, and wholesalers); and

1.6.6	any invoiced amounts from a prior period which have not been collected and have been written off by Licensee or its Affiliates or Sublicensees, including bad debts, in accordance with the standard practices of Licensee or its Affiliates or Sublicensees (as applicable) for writing off uncollectable amounts consistently applied, to the extent such amounts have not been previously deducted; provided that any such amounts that are written off shall be added back in the subsequent collection period to the extent later collected.

If Licensee or its Affiliates or Sublicensee makes any sales to any third party in a transaction in a given country that is not an arms’ length transaction, unless a cash discount within the meaning of this Paragraph 1.6 applies, the Net Sales used to determine the royalties payable to The Regents shall be computed on the basis of the established average price charged to unrelated third parties in such country.

Sales of a Licensed Product or Licensed Services among Licensee, its Affiliates and its Sublicensees shall be excluded from Net Sales calculations for all purposes, unless one of the purchasers is an end-user. For clarity, any resale by any of the foregoing to another person or entity shall constitute the Sale for purposes of determining Net Sales. Compassionate use, “named patient sales,” sales made in connection with clinical trials, and product donations shall be excluded from Net Sales calculations for all purposes.

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If a Licensed Product is sold in the form of (a) a fixed dose combination, (b) separate co-administered products sold in combination, or (c) separate products (which may include delivery devices) bundled together for a single price (a “Combination Product”), in each case ((a), (b), or (c)) where at least one active ingredient (in the case of (a)) or product (in the case of (b) or (c)) would be a Licensed Product if sold separately (the “Licensed Component”) and at least one other active ingredient and/or product would not be a Licensed Product if sold separately (the “Other Component”) the Net Sales of such Combination Product, for the purpose of calculating any royalty and sales-based milestone payments owed under this Agreement based on sales of such Licensed Product, shall be determined by multiplying the actual Net Sales of such Combination Product (calculated using the above provisions) by the fraction A/(A+B), where A is the sales volume-weighted average sale price in a particular country of the Licensed Component in the previous calendar year when sold separately as the sole active ingredient, and B is the sales volume-weighted average sale price in that country in the previous calendar year of any Other Component(s) in the Combination Product when sold separately as sole active ingredients. If any Other Components in the Combination Product are not sold separately, or such separate sales were not made in the previous calendar year, the Net Sales of such Combination Product, for the purpose of calculating any royalty and sales-based milestone payments owed under this Agreement based on sales of such Licensed Product, shall be determined by multiplying the actual Net Sales of such Combination Product (calculated using the above provisions) by the fraction A/C, where A is the sales volume-weighted average sale price in a particular country of the Licensed Component in the previous calendar year when sold separately as the sole active ingredient, and C is the sales volume-weighted average sale price in that country in the previous calendar year of the Combination Product. If either of the above fractions cannot be calculated, he adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of the Licensed Component to the total fair market value of such Combination Product.

1.7 “Original Materials” means the materials listed in Appendix B.

1.8 “Patent Rights” means the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the following United States patents and patent applications:

UC Case Number	United States Application Number	Filing or Issue Date
SF2020-148-1	[***]	[***]
SF2020-148-2	[***]	[***]
SF2020-148-3	[***]	[***]

Patent Rights shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by The Regents, the corresponding foreign patents and patent applications (including the PCT application ([***]) filed on [***]) and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application).

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1.9 “Sale” or “Sold” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration.

1.10 “Sublicensee” means any person or entity (including any Affiliate) to which any of the license rights granted to the Licensee hereunder are granted a sublicense or an option to a sublicense.

1.11 “Sublicensing Revenues” means amounts (including, without limitation, any licensing or optioning fees, or license maintenance fees, or milestone payments, and fair market value of any non-cash consideration), received by or payable to the Licensee from any Sublicensee under a sublicense of the Licensee’s rights under this Agreement, provided that Sublicensing Revenues will not include royalties on sales of Licensed Product or amounts received by or payable to the Licensee that are reasonably and fairly attributable to any of the following to the extent that each is bona fide and if accompanied by competent documentary evidence: [***].

1.12 “Technology Rights” means (i) The Regents’ personal property rights in the Original Materials; and (ii) The Regents’ personal proprietary rights in the existing know-how listed in Appendix B that was developed in the laboratory of the Inventors at the University of California, San Francisco, relating to Patent Rights and in existence at the time of execution of this Agreement.

1.13 “Valid Claim” means (a) a claim of an issued and unexpired patent, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a patent application that has not been pending more than seven (7) years from the date of receipt of the first office action on a country by country basis, which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency from which no appeal may be taken.

2. GRANT

2.1 Exclusive Grant. Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government and those reserved by The Regents and HHMI set forth in the Background and in Paragraphs 2.3 (obligations to the United States Government), 2.4 (Reservation of Rights), and 2.6 (Government Requirements), The Regents grants to the Licensee an exclusive license under its rights in and to Patent Rights to make, have made, use, Sell, offer for Sale and import Licensed Products, to provide Licensed Services, and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

2.2 Non-Exclusive Grant. Subject to the limitations and other terms and conditions set forth in this Agreement, The Regents grants to the Licensee a nonexclusive license under its rights in and to Technology Rights to develop, manufacture, use, and commercialize Licensed Products and Licensed Services, and to practice Licensed Methods, only in the Field of Use. In no event may the Licensee Sell, transfer, lease, exchange or otherwise dispose or provide Original Materials to any third party, other than bona fide subcontractors performing the foregoing licensed activities on Licensee’s behalf and for its benefit. This non-exclusive license to the Technology Rights shall be co-terminus with the license to the Patent Rights granted in Section 2.1.

2.3 Obligations to the U.S. Government. The license granted in Paragraph 2.1 is subject to the following:

2.3.1	The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Invention as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents; and

2.3.2	The HHMI Research Use License; and

2.3.3	The National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time.

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2.4 Reservation of Rights. The Regents reserves on behalf of itself and any other educational or nonprofit institutions the right to make, use, and practice the Invention and the Patent Rights for educational and research purposes, including publication and other communication of any research results. Nothing contained in this Agreement shall be construed as conferring, by implication, estoppel or otherwise, upon either party, any party in privity with a party, or any customer of any of the foregoing, any right, title or interest under any Patent Rights or other intellectual or tangible property right at any time, except for those rights expressly granted in Sections 2.1 and 2.2, including any rights outside the Licensed Field.

2.5 Government Requirements. The Regents obtained funding for the Invention from an agency of the United States Government. Rights granted hereunder are limited by and subject to the rights and requirements of the government which may attach as a result of such funding, including as set forth in 35 U.S.C. §200, 37 C.F.R. Part 401 (“Bayh-Dole Act”). Licensee agrees to comply and permit The Regents to comply with the provisions of the Bayh-Dole Act, including promptly providing The Regents information requested to comply with reporting requirements, substantially manufacturing Licensed Products and products produced through the use of Licensed Products in the United States (unless waived by the U.S. government), and making practical application of the Patent Rights. The Regents will offer reasonable assistance in seeking a waiver of these requirements upon Licensee’s request.

3. SUBLICENSES

3.1 Permitted Sublicensing. The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates) the rights granted to the Licensee hereunder. Each Sublicensee must be subject to a written sublicense agreement. All sublicenses will include all of the rights of, and will require the performance of all the obligations due to, The Regents and HHMI (and, if applicable, the United States Government and other sponsors), other than those rights and obligations specified in Article 5 (License Issue Fee), Article 6 (License Maintenance Fee) and Paragraph 8.2 (Minimum Annual Royalty) and Paragraphs 19.3 and 19.4 (reimbursement of Patent Prosecution Costs). For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

3.2 Joint Interest. The Parties acknowledge and agree that the Licensee has no ownership interest in the Patent Rights licensed hereunder. However, if in the future, The Regents and the Licensee each own an undivided interest in any inventions arising from future sponsored or collaborative research relating to the subject matter of the Patent Rights licensed herein, the Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under The Regents’ rights on the terms and conditions described in this Article 3 (Sublicenses).

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3.3 Sublicense Requirements. The Licensee shall provide The Regents with a copy of each sublicense issued within thirty (30) days of execution of such sublicense or sublicense amendment (provided that Licensee may redact from such copies any confidential or sensitive information that is not needed for The Regents to confirm compliance with this Agreement); collect and guarantee payment of all payments due The Regents from Sublicensees; and summarize and deliver all reports due The Regents from Sublicensees.

3.4 Mandatory Sublicensing. If Licensee is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a Sublicensee, Licensee will, at The Regents’ request, negotiate in good faith a Sublicense with any such Sublicensee. The Regents would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

3.5 License Termination. Upon termination of this Agreement for any reason, all sublicenses shall automatically terminate, unless The Regents, at its sole discretion, agrees in writing to an assignment to The Regents of any sublicense. In the event of termination of this Agreement and if The Regents accepts assignment of any sublicense, The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. The Regents will have the sole right to modify each such assigned sublicense to include all of the rights of The Regents (and, if applicable, HHMI, the United States Government and other sponsors) that are contained in this Agreement.

4. PAYMENT TERMS

4.1 Payment Obligations. Licensed Products, Licensed Services, and Licensed Methods and Patent Rights are defined so that Earned Royalties are payable on products, services and methods covered by both pending patent applications and issued patents falling within the definition of Valid Claim. Earned Royalties will accrue in each country for the duration of Patent Rights in that country covering the applicable Licensed Product or Licensed Services Sold in such country (the “Royalty Term”) and will be payable to The Regents when Licensed Products or Licensed Services are invoiced, or if not invoiced, when delivered or otherwise exploited by the Licensee or Sublicensee in a manner generating Net Sales as defined in Paragraph 1.6. Sublicense Fees with respect to any Sublicensing Revenue shall accrue to The Regents within thirty (30) days of the date that such Sublicensing Revenue is due to the Licensee.

In the event that a Licensed Product or Licensed Method is covered only by a Valid Claim pending without issuance for seven (7) years after the issuance of the first office action on a country-by-country basis and provided that Licensee will pay for expedited review of such Valid Claim, if expedited review is available, then, at Licensee’s election, any Earned Royalties due will be reduced by [***] until such Valid Claim issues, at which time Licensee will reimburse The Regents for all Earned Royalties that would have been paid as if such [***] reduction had not occurred. The Licensee shall also pay interest at a rate of [***] simple interest per annum for such Earned Royalty. In addition, any Earned Royalties will be restored to its original percentage when such Valid Claim issues for the remaining duration of such Valid Claim.

4.2 Schedule. The Licensee will pay to The Regents all Earned Royalties, Sublicense Fees and other consideration payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties, Sublicense Fees and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

4.3 Currency. All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Licensed Products or Licensed Services are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in The Wall Street Journal during the last thirty (30) days of the reporting period.

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4.4 Taxes. Sublicense Fees and Earned Royalties on Net Sales of Licensed Products or Licensed Services and other consideration accrued in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.6 (Net Sales).

4.5 Accrual. In the event that any patent or claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision and the Licensee shall have no right to pay into escrow or other account any such amounts. For clarity, no payments to The Regents under this Agreement prior to or during any challenge proceeding are refundable or may be offset.

4.6 Late Payments. In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of [***] simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

5. LICENSE ISSUE FEE

5.1 The Licensee will pay to The Regents a license issue fee of one million five hundred thousand dollars ($1,500,000.00) within seven (7) days of the Effective Date. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6. LICENSE MAINTENANCE FEE

6.1 The Licensee will pay to The Regents a license maintenance fee of [***] beginning on the one-year anniversary of the Effective Date and continuing annually through the fourth anniversary of the Effective Date, and [***] on each anniversary of the Effective Date thereafter. The license maintenance fee shall cease to be due upon first Sale of a Licensed Product or Licensed Service anywhere in the world. The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

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7. PAYMENTS ON SUBLICENSES

7.1 The Licensee will pay to The Regents the following non-refundable and non-creditable sublicense fees (“Sublicense Fees”) as a percentage of all Sublicensing Revenues based on the execution date of the applicable sublicense, in accordance with the following schedule, and subject to the cap in Paragraph 7.2.

7.1.1	[***];
7.1.2	[***]; and
7.1.3	[***].

7.2 [***]

8. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

8.1 Earned Royalty. The Licensee will pay to The Regents a royalty on Net Sales of Licensed Products by the Licensee, Sublicensee, or any Affiliate for all aggregate Net Sales (“Earned Royalty”), on a country-by-country basis, at the rate of [***] of Net Sales, solely during the applicable Royalty Term. Any payments received for Earned Royalty will be non-refundable and non-creditable towards any other payment due to The Regents (except as provided in Section 8.2). In case of documented overpayment, if Licensee gives notice to The Regents within sixty (60) days of The Regents’ receipt of such payment, Licensee may credit such overpayment against future royalty payments.

8.2 Minimum Annual Royalty. The Licensee will pay to The Regents a minimum annual royalty of [***] for the life of Patent Rights, beginning with the year of the first Sale of Licensed Product or Licensed Service. The minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum payment was made. Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in the calendar year when Sales commence and will be due the following February 28 (along with the minimum annual royalty payment for that year), to allow for crediting of the pro-rated year’s Earned Royalties against such minimum annual royalty payment. In the event that the Royalty Term ends in a material number of major market countries (but the Agreement does not expire pursuant to Section 14.1), the Parties will discuss in good faith a downward adjustment to the minimum annual royalty to account for the reduced territorial coverage of the Licensed Patent Rights.

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9. MILESTONE PAYMENTS

9.1 The Licensee will pay to The Regents the following milestone payments when the applicable milestone is achieved with respect to a Licensed Product or Licensed Service, which amounts are non-cancelable, non-refundable, and non-creditable against any other fees or royalties due under this Agreement. Each milestone will be paid only once and the maximum of milestone payments, if all milestones are achieved, will be $153,000,000.

Development Milestones

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

Sales Milestones (annual Net Sales across all Licensed Products)

[***]

[***]

[***]

9.2 For the avoidance of doubt, each of the milestone payments will be payable regardless of whether the applicable milestone event has been achieved by the Licensee, Sublicensee, and/or any Affiliate.

9.3 Licensee shall promptly notify The Regents upon the occurrence of each of the milestone events and the actual date of such achievement and submit the milestone payment to The Regents within forty-five (45) days after receipt of an invoice from The Regents for the applicable milestone payment.

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10. TRANSFER FEES

10.1 The Licensee will pay to The Regents the following fees upon an assignment or transfer of this Agreement to a third party (collectively, “Transfer Fees”) permitted in accordance with Article 24, and submit the payment to The Regents within forty-five (45) days of the event. Transfer Fees are non-cancellable, non-refundable, and non-credible against royalties or any other fees.

10.1.1	Upon any assignment or transfer that is not a Licensed Program Sale or Change of Control Transaction, [***] (“Assignment Fee”); or

10.1.2	In the case of a Licensed Program Sale, a cash payment equal to [***] of the Aggregate Consideration; or

10.1.3	In the case of a Change of Control Transaction, a cash payment equal to [***] of any consideration attributable to Licensed Products or Licensed Services, to be discussed and mutually agreed upon between Licensee and the Regents.

10.2 Licensee’s maximum payment obligation for Transfer Fees shall be [***].

10.3 Definitions. The following terms shall have the meaning assigned below.

10.3.1	“Aggregate Consideration” means the amount equal to:
the sum of (a) all cash, and the fair market value of all securities or other property transferred to the Licensee at the time of the transaction, less all current and long-term liabilities (but not contingent liabilities) of the Licensee that are not discharged or assumed by the buyer (or its affiliates) in connection with the Licensed Program Sale, and (b) all cash, and the fair market value of all securities and other property for Trailing Consideration payable to the Licensee, when and if, actually paid.

10.3.2	“Trailing Consideration” means any payments due for any deferred or contingent consideration payable to Licensee including, without limitation, any post-closing milestone payment, escrow or holdback of consideration.

10.3.3	“Licensed Program Sale” means a sale of all or substantially all of the assets of the Licensee related to Licensed Products, but excluding a Change of Control Transaction (ignoring, solely for purposes of this exclusion, the final sentence of Section 10.3.4).

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10.3.4	“Change of Control Transaction” means any acquisition, consolidation, merger, asset sale, reorganization or other transaction or series of transactions in which (i) Licensee is a constituent party or (ii) a subsidiary of Licensee is a constituent party, and the Licensee issues shares of its capital stock pursuant to such transaction, and pursuant to which greater than fifty percent (50%) of the voting power of Licensee or subsidiary of Licensee is transferred to a third party. However, a transaction involving a third party will not be considered as a Change of Control Transaction if such transaction or series of transactions does not provide liquidity to at least a majority of Licensee’s stockholders, existing prior such transaction, either in the form of cash or stock that is freely tradable and listed on a national or international securities exchange or market.

11. DUE DILIGENCE

11.1 The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of Licensed Products and Licensed Services and will earnestly and diligently market the same after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

11.2 The Licensee or a Sublicensee will obtain all necessary governmental approvals in each country where Licensed Products or Licensed Services are manufactured, used, Sold, offered for Sale or imported.

11.3 The Licensee will achieve the following milestones by the completion dates set forth below:

11.3.1	[***]
11.3.2	[***]
11.3.3	[***]
11.3.4	[***]
11.3.5	[***]
11.3.6	[***]; and
11.3.7	[***].

11.4 If the Licensee fails to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce the Licensee’s exclusive license to a nonexclusive license, under the terms set forth in Article 16 (Termination). This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

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12. PROGRESS AND ROYALTY REPORTS

12.1 Progress Reports. Beginning on December 31, 2021 and semiannually thereafter, Licensee will submit a written report to The Regents covering the Licensee’s (and any Affiliates’ or Sublicensees’) activities related to this Agreement. The report will include information sufficient to enable The Regents to satisfy reporting requirements of the U.S. Government and to ascertain progress by Licensee toward meeting this Agreement’s diligence requirements set forth in Article 11 (Due Diligence). Each report will describe, the amount of funding raised to date, the names and titles of Licensee’s executive leadership team, and where relevant: progress toward commercialization of Licensed Products and Licensed Services, including work completed, key scientific discoveries, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products and Licensed Services, and significant corporate transactions involving Licensed Products and Licensed Services.

12.2 First Sale. The Licensee will report to The Regents the date of first Sale of a Licensed Product or Licensed Service in each country in its first progress and royalty reports following such first Sale of a Licensed Product or Licensed Service.

12.3 Royalty Reports. Beginning with the earlier of (i) the first Sale of a Licensed Product or Licensed Service or (ii) the first transaction that results in Sublicense Fees accruing to The Regents, the Licensee shall make quarterly royalty reports to The Regents on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report will cover the Licensee’s most recently completed calendar quarter and will show (a) the gross Sales and Net Sales of Licensed Products and/or Licensed Services Sold during the most recently completed calendar quarter; (b) the number of each type of Licensed Product and/or Licensed Services Sold; (c) the royalties, in U.S. dollars, payable with respect to Sales of Licensed Products and/or Licensed Services; (d) the method used to calculate the royalty; (e) any Sublicense Fees due to The Regents; (f) the exchange rates used; and (g) any other information reasonably necessary to confirm Licensee’s calculation of its financial obligations hereunder.

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12.4 Entity Status. The Licensee has a continuing responsibility to keep The Regents informed of the large/small business entity status (as defined by the United States Patent and Trademark Office) of itself and its Sublicensees and Affiliates.

13. BOOKS AND RECORDS

13.1 Accounting. The Licensee shall keep, and shall cause its Affiliates and use commercially reasonable effort to cause its Sublicensees to keep, accurate books and records showing all Licensed Products and Licensed Services manufactured, used, and/or Sold under the terms of this Agreement. Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

13.2 Auditing. Books and records must be open to inspection by representatives or agents of The Regents at reasonable times and on reasonable advance notice (but in any event at least thirty (30) days in advance) no more than one (1) time per twelve (12) month period. The Regents shall bear the fees and expenses of examination but if an error in royalties of more than [***] of the total royalties due for any year is discovered in any examination then the Licensee shall bear the fees and expenses of that examination and shall remit such underpayment to The Regents within thirty (30) days of the examination results.

14. LIFE OF THE AGREEMENT

14.1 Term. Unless otherwise terminated by operation of law, Paragraph 14.2 (Bankruptcy), or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder.

14.2 Bankruptcy. This Agreement will automatically terminate without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 15.1 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor.

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14.3 Surviving Provisions. Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions
Paragraph 4.6	Late Payments
Article 5	License Issue Fee
Article 7	Payments on Sublicenses
Paragraphs 8.1 and 8.2	Earned Royalties and Minimum Annual Royalties
Article 10	Transfer Fees
Article 13	Books and Records
Article 14	Life of the Agreement
Article 16	Use of Names and Trademarks
Article 17	Limited Warranty
Article 18	Limitation of Liability
Paragraphs 19.3 & 19.4	Patent Prosecution Costs and Effects of Termination
Article 22	Indemnification
Article 23	Notices
Article 26	Governing Laws; Venue
Article 29	Confidentiality
Paragraph 30.8	HHMI Third Party Beneficiary Status

14.4 Effects of Termination. The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Article 8 (Earned Royalties and Minimum Annual Royalties).

15. TERMINATION

15.1 By The Regents. If the Licensee commits a material breach of this Agreement (including any failure to make a payment when due), then The Regents may give written notice of such material breach (Notice of Default) to the Licensee. If the Licensee fails to repair the default within sixty (60) days of the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (Notice of Termination). If a Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on the effective date of that notice.

15.2 By Licensee. The Licensee has the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents, which termination will be effective sixty (60) days from the date such termination notice is sent by Licensee. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents, which termination is subject to and effective in accordance with Paragraph 19.4 (Effects of Termination).

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15.3 Immediate Termination. The Agreement will terminate immediately if the Licensee files a claim that includes in any way the assertion that any portion of The Regents’ Patent Rights is invalid or unenforceable where the filing is by Licensee, a third party on behalf of Licensee, or a third party at the written urging of, or with the assistance of, the Licensee.

16. USE OF NAMES AND TRADEMARKS

16.1 Subject to Section 16.3, nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Unless required by law or unless consented to in writing by the Director of the Office of Technology Management, UCSF Innovation Ventures, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited. Unless required by law or unless consented to in writing by the Licensee, the use by The Regents of Corbus’ corporate name or logo in advertising, publicity or other promotional activities is expressly prohibited. However, (a) without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. and (b) without The Regents’ consent case-by-case, Licensee may indicate that it has received a license from The Regents without implying any endorsement of The Regents.

16.2 Licensee may also not use the name of HHMI or of any HHMI employee (including Yifan Cheng) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance.

16.3 The Regents and Licensee agree to issue the press release attached hereto as Appendix C upon execution of this Agreement.

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17. LIMITED WARRANTY

17.1 To the extent of the knowledge of the licensing professional administering this Agreement and as of the Effective Date, The Regents warrants to the Licensee that it has the lawful right to grant this license.

17.2 Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, Licensed Services, Licensed Methods and any Original Materials are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, TECHOLOGY RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES, LICENSED METHODS OR ORIGINAL MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

17.3 This Agreement does not:

17.3.1	express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights or Technology Rights; or
17.3.2	express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or
17.3.3	obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 21 (Patent Infringement); or
17.3.4	confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or
17.3.5	obligate The Regents to furnish any advancements, developments, or other improvements to Patent Rights which are not entitled to the priority dates of Patent Rights, or know-how, technology or information not provided in Patent Rights or Technology Rights; or
17.3.6	obligate The Regents to update the technology in Technology Rights.

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18. LIMITATION OF LIABILITY

18.1 THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19. PATENT PROSECUTION AND MAINTENANCE

19.1 Patent Prosecution. As long as the Licensee has paid patent costs as provided for in this Article, The Regents shall diligently endeavor to prosecute and maintain the United States and foreign patents comprising Regents’ Patent Rights using counsel of its choice. The Regents will provide the Licensee with copies of all relevant documentation so that the Licensee will be informed of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if the Licensee has not commented upon such documentation in a reasonable time for The Regents to sufficiently consider the Licensee’s comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve the Patent Rights, The Regents will be free to respond without consideration of the Licensee’s comments, if any. This documentation shall be Proprietary Information of The Regents. The Regents’ counsel will take instructions only from The Regents, and all patents and patent applications under this Agreement will be assigned solely to The Regents. The Regents shall use all reasonable efforts to amend any patent application to include claims reasonably requested by the Licensee to protect the products contemplated to be sold under this Agreement and to file and prosecute patents in foreign countries indicated by and paid for by Licensee.

19.2 Patent Term. The Licensee shall apply for an extension of the term of any patent included within The Regents’ Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents, and The Regents agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith.

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19.3 Costs. The Licensee will bear all costs of preparing, filing, prosecuting, including costs of accelerated prosecution, and maintaining all United States and foreign patent applications contemplated by this Agreement, including any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations (“Patent Prosecution Costs”), whether incurred prior to or after the Effective Date. Patent Prosecution Costs billed by The Regents’ counsel will be rebilled to the Licensee and are due within thirty (30) days of rebilling by The Regents. Patent Prosecution Costs incurred prior to the Effective Date, which are approximately $[***], will be due upon execution of this Agreement upon invoice from The Regents.

19.4 Effects of Termination. The Licensee will be obligated to pay any Patent Prosecution Costs incurred during the three (3)-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the three (3)-month period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon three (3)-months’ written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s), and applications in foreign countries where Licensee has elected not to file, at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by The Regents as an election by the Licensee not to maintain such application(s) or patent(s), and such rights may thereafter at The Regents discretion be excluded from the Patent Rights licensed hereunder.

20. PATENT MARKING

20.1 The Licensee will mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

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21. PATENT INFRINGEMENT

21.1 Infringement Notice. If either party learns of infringement of potential commercial significance of any of The Regents’ Patent Rights, it will provide the other with (i) written notice of such infringement and (ii) any evidence of such infringement available to it (the “Infringement Notice”). Neither party will put an alleged infringer on notice of the existence of any of The Regents’ Patent Rights without first obtaining consent of the other. Both The Regents and the Licensee will use their diligent efforts to terminate such infringement without litigation.

21.2 Company Suit and Joining. If the matter described in the Infringement Notice is not resolved within ninety (90) days of receipt of the Infringement Notice, then the Licensee may institute suit for patent infringement. The Licensee may not join The Regents as a party in such suit without The Regents’ prior written consent. If The Regents joins such suit at the Licensee’s request or is involuntarily joined, the Licensee will pay all out-of-pocket costs incurred by The Regents arising out of such suit.

21.3 Regents’ Suit. If, within a hundred and twenty (120) days of receipt of the Infringement Notice, the matter described in the Infringement Notice has not been resolved and the Licensee has not filed suit against the infringer, then The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

21.4 Infringement Notice. Notwithstanding anything to the contrary in this Agreement, in the event that either party receives written notice of infringement under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this Law) (“The Act”), then the party in receipt of such notice under the Act shall promptly provide the Infringement Notice to the other party. If under the Act the Licensee will lose the right to pursue legal remedies for infringement by not filing suit, the notification period and the time period to file suit under Paragraph 21.2 will be accelerated to within forty-five (45) days from receipt of the Infringement Notice to either party.

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21.5 Recovery. Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: [***]. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 22 (Patent Infringement).

21.6 Sublicenses. Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

22. INDEMNIFICATION

22.1 Indemnification. The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention and the development of the Technology Rights, and the inventors of the Technology Rights and any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing (except for HHMI and HHMI employees), against any and all losses, damage, costs, fees and expenses (including, without limitation~~s~~, reasonable attorney’s fees and other costs and expenses of defense) (“Losses”) in connection with a third party claim, suit, or action against any of the indemnitees, to the extent resulting from, or arising out of, the exercise of this license or any sublicense. The previous sentence will not apply to any claim, suit, action, or Loss that is determined with finality by a court of competent jurisdiction to result solely from gross negligence or willful misconduct of any of the indemnitees listed above. This indemnification will include, but not be limited to, any product liability. If The Regents believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 22.1, then The Regents may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation.

22.1.2 HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”) will be indemnified, defended by counsel acceptable to HHMI, and held harmless by the Licensee from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation of any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of defense) (collectively, “Claims”), based on, resulting from, arising out of, or otherwise relating to this Agreement or the use, handling, storage, or disposition of the Original Material by Licensee or others who possess the Original Material through a chain of possession leading back, directly or indirectly, to Licensee including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding any other provision of this Agreement, Licensee’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this Paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

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22.1.3 For clarity, acts conducted under the retained rights and licenses set forth in Paragraphs 2.3.2 and 2.4 are not subject to the indemnification obligations of the Licensee or any Sublicensee pursuant to Paragraphs 22.1 or 22.1.2.

22.2 Insurance. The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance.

22.2.1 Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

[***]	[***]
[***]	[***]
[***]	[***]

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22.3 Notwithstanding the above, no later than the earlier of: i) sixty (60) days before the anticipated date of market introduction of any Licensed Product or Licensed Service; or ii) sixty (60) days before the first use of any Licensed Product or Licensed Service in a human under this Agreement, Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain the following insurance:

22.3.1 Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$5,000,000
Products/Completed Operations Aggregate	$10,000,000
Personal and Advertising Injury	$5,000,000
General Aggregate (commercial form only)	$10,000,000

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; andWorker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

22.4 The coverage and limits above will not in any way limit the Licensee’s liability under this Article 22 (Indemnification).

22.5 Certificates. Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will: indicate The Regents and HHMI as an additional insured(s) under the coverage described in Paragraph 22.2 (Insurance); and include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents and/or HHMI.

22.6 Notification. The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 22 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 22 (Indemnification).

23. NOTICES

23.1 Any notice or payment hereunder shall be deemed to have been properly given when sent in writing in English to the respective address below and shall be deemed effective:

23.1.1	on the date of delivery if delivered in person,
23.1.2	on the date of mailing if mailed by first-class certified mail, postage paid, or
23.1.3	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment, or

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23.1.4	in the case of notices, if sent by email, on the date the recipient acknowledges having received that email by either an email sent to the sender or by a notice delivered by another method in accordance with this Paragraph 23.1, provided that, automated replies and “read receipts” shall not be considered acknowledgement of receipt.

In the case of Licensee:	Corbus Pharmaceuticals, Inc.
500 River Ridge Drive
Norwood, MA 02062
Attention: Yuval Cohen, CEO
Email: [***]

In the case of The Regents:

For notices:

University of California, San Francisco
[***]
For remittance of payments:

[***]

24. ASSIGNABILITY

24.1 The Licensee may assign or transfer this Agreement, without The Regents’ prior written consent, only in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by Sale, merger, operation of law or otherwise, provided that: (i) such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement and The Regents’ standard substitution of party letter (attached here as Appendix A) is promptly executed and provided to The Regents; (ii) Licensee gives The Regents a thirty (30) day notice of assignment; and (ii) Licensee pays The Regents the applicable Transfer Fees. Any attempted assignment by Licensee other than in accordance with this Paragraph 24.1 will be null and void. This Agreement shall be binding on the parties and their respective successors and assigns and inure to the benefit of the parties and their respective permitted successors and assigns.

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25. FORCE MAJEURE

25.1 Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; epidemics, pandemics (including as a result of COVID-19 or variants thereof); casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

26. GOVERNING LAWS; VENUE

26.1 Choice of Law. THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

26.2 Venue. Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

27. GOVERNMENT APPROVAL OR REGISTRATION

27.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

28. COMPLIANCE WITH LAWS

28.1 The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold or otherwise exploited.

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29. CONFIDENTIALITY

29.1 The Licensee and The Regents (each a “disclosing party” in relation to its own information and a “receiving party” in relation to the other party’s information) will hold the disclosing party’s proprietary business and technical information, including the negotiated terms of this Agreement, any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement (“Proprietary Information”) in confidence, using at least the same degree of care as the receiving party uses to protect its own proprietary information of a similar nature. Proprietary Information will be protected from the date of disclosure until five (5) years after the termination or expiration of this Agreement. This confidentiality obligation will apply to the information defined as “Confidential Information” under the CDA and such Confidential Information will be treated as Proprietary Information hereunder.

29.2 The receiving party shall not use any Proprietary Information except as permitted by this Agreement and may disclose Proprietary Information only to their employees, agents, and in the case of the Licensee, its actual and potential sublicensees, investors, debtholders, financial partners, acquirers, collaborators, vendors, and contractors, provided that such parties are bound by a duty of confidentiality at least as stringent as that set forth in this Article 30 (Confidentiality) (it being understood that the duration of confidentiality may be shorter than provided in Section 29.1 above, so long as such duration is commercially reasonable). In addition, if a third party inquires whether a license to Patent Rights is available, The Regents may disclose to the third party the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions, but will not disclose the name of the Licensee unless that information is already public.

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29.3 Nothing contained herein will in any way restrict the right of the Licensee or The Regents to use or disclose any Proprietary Information that the receiving party can demonstrate by written records:

29.3.1	was previously known to it prior to its disclosure by the disclosing party;
29.3.2	is public knowledge other than through acts or omissions of receiving party;
29.3.3	was lawfully obtained without restrictions on the receiving party from sources independent of the disclosing party; and
29.3.4	was independently developed by receiving party.

29.4 Nothing in this Agreement will restrict either party from producing Proprietary Information that is required to be disclosed (i) in litigation or by a governmental entity or agency, or (ii) by law (including the California Public Records Act or similar applicable law), provided that the receiving party uses reasonable efforts to give the party that disclosed the Proprietary Information sufficient notice to allow it a reasonable opportunity to object or (iii) to HHMI consistent with the Regents obligations to HHMI. To the extent feasible, the party with the obligation to disclose under subsection (i) in the previous sentence will make reasonable efforts to make such disclosure subject to confidentiality obligations at least as protective as the terms set forth in this section.

29.5 Nothing in this Agreement will be construed to prevent The Regents from reporting de-identified raw terms of the Agreement as part of a larger database.

29.6 Upon termination of this Agreement and written request of the disclosing party within fifteen (15) days following the termination of this Agreement, the receiving party will destroy or return the disclosing party’s Proprietary Information in its possession within fifteen (15) days following receipt of the request. Each receiving party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files and notwithstanding the foregoing, The Regents shall be entitled to retain reports provided by the Licensee hereunder.

30. MISCELLANEOUS

30.1 Appendices. This Agreement includes the attached Appendices A, B and C..

30.2 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

30.3 Binding Agreement. This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

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30.4 Amendments. No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

30.5 Waiver. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver, or excuse a similar or subsequent failure to perform any such term or condition. A valid waiver must be executed in writing and signed by the party granting the waiver.

30.6 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

30.7 Invalidity. In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, the particular provision, to the extent permitted by law, shall be reasonably construed and equitably reformed to be valid and enforceable and if the provision at issue is a commercial term, it shall be equitably reformed so as to maintain the overall economic benefits of the Agreement as originally agreed upon by the parties, and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

30.8 HHMI Beneficiary Status. HHMI is not a party to this Agreement and has no liability to Licensee, its Affiliates, any Sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

30.9 Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

30.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature pages, will be deemed an original. The parties agree that neither party will have any rights to challenge the use or authenticity of a counterpart of this Agreement based solely on that its signature, or the signature of the other party, on such counterpart is not an original signature.

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IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written.

CORBUS PHARMACEUTICALS:		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By:	/s/ Yuval Cohen	By:	/s/ [***]
	(Signature)		(Signature)
Name:	Yuval Cohen	Name:	[***]
	(Please print)		(Please print)
Title:	Chief Executive Officer	Title:	[***]

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APPENDIX A: CONSENT TO SUBSTITUTION OF PARTY

UC Case Nos. SF2020-148

This substitution of parties (“Agreement”) is effective this day of , 20__, among The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143; [licensee name] (“XXX”), a _____ corporation, having a principal place of business ________; and [new licensee name] [(“YYY”)] a ______________ corporation, having a principal place of business at ____________________.

BACKGROUND

A. The Regents and [XXX] entered into a License Agreement effective ________________ (UC Control No. __-__-____), entitled _________________ (“License Agreement”), wherein XXX was granted certain rights.

B. [XXX] desires that [YYY] be substituted as Licensee (defined in the License Agreement) in place of [XXX], and The Regents is agreeable to such substitution.

C. [YYY] has read the License Agreement and agrees to abide by its terms and conditions.

The parties agree as follows:

1. [YYY] assumes all liability and obligations under the License Agreement and is bound by all its terms in all respects as if it were the original Licensee of the License Agreement in place of XXX.

2. [YYY] is substituted for [XXX], provided that [YYY] assumes all liability and obligations under the License Agreement as if [YYY] were the original party named as Licensee as of the effective date of the License Agreement.

3. The Regents releases [XXX] from all liability and obligations under the License Agreement arising before or after the effective date of this Agreement.

The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

[XXX] LICENSEE			THE REGENTS OF THE
UNIVERSITY OF CALIFORNIA

By:		By:
	(Signature)		(Signature)
Name:		Name:
	(Please print)		(Please print)
Title:		Title:

Date:		Date:

[YYY] COMPANY

By:
(Signature)
Name:
(Please print)
Title:
Date:

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APPENDIX B: TECHNOLOGY RIGHTS

[***]

32

APPENDIX C: PRESS RELEASE

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